EXHIBIT 99.1


                              ACCESS NEWS

Contact: Company                          Contact: Investor Relations
----------------                          ---------------------------
Kerry P. Gray                             Donald C. Weinberger
President & CEO                           Jeffrey Volk
(214) 905-5100                            Wolfe Axelrod
                                          (212) 370-4500


               ACCESS PHARMACEUTICALS REPORTS FOURTH QUARTER
               ---------------------------------------------
                          AND YEAR-END RESULTS
                          --------------------

          - Company Generates Revenues From First Product Sales,
                    Royalties and Licensing Payments -

DALLAS, TEXAS, March 31, 2003, ACCESS PHARMACEUTICALS, INC. (AMEX: AKC) today reported results for the fourth quarter and full year ended December
31, 2002. The Company reported a net loss for the fourth quarter of $2,352,000, or $.18 per share, compared to a net loss of $1,595,000, or $.12 per share for the corresponding quarter in 2001. For the full year, the net loss was $9,384,000 or $0.72 per share, compared with a loss of $6,027,000, or $0.47 per share, for the year ended December 31, 2001.

Revenue in the fourth quarter was $677,000, reflecting product sales in the United States, royalties and licensing fees. For the full year revenues increased to $1,147,000 from $243,000 in 2001. The increase in licensing revenues, ($610,000) principally from milestones relating to Zindaclin, and product sales accounted for the majority of the increased revenues.

In 2002, operating expenses increased by $3,357,000. Increased expenditure on research and development, $2,850,000, was the major contributing factor.
This increase reflects the Company's clinical trial programs, with increased expenditure for OraDisc(TM) ($1,148,000) and polymer platinate ($997,000).
In addition, the expansion of our scientific organization, ($579,000) and the acquisition of our Australian subsidiary ($341,000) contributed to the increase. General and administrative expenses were $2,277,000 an increase of $318,000 over full year 2001. Payment of $92,000 in foreign withholding taxes on licensing payments and the write down of an investment of $50,000 were one-time events that contributed to the increased expenditure. Interest expense associated with our outstanding convertible notes, lower interest income due to lower cash balances from the prior year and lower interest rates reduced other income and expenses in 2002 by $965,000 compared to 2001.


                                 -More-
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Access Pharmaceuticals, Inc.
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Commenting on the results, Kerry P. Gray, President and CEO of Access stated,
"While our fourth quarter revenue is reported as $677,000, which reflects the requirement to recognize licensing revenue over the period of our performance obligations under the license, actual cash generated from licensing fees, royalty payments and product sales was $1,396,000, which was in-line with our previous projections. As previously reported, over the next 15-18 months we are anticipating cash flow from ResiDerm and Amlexanox to contribute approximately $6 million in revenue. The operating expenses, excluding the one time items identified above, were in accordance with our operating plan."

During the past 12 months, we have continued to execute our operating plan, and have made significant progress including:

*  Acquired the vitamin mediated targeted delivery technologies
   - Expanded our scientific expertise to include biology, which has enhanced our drug development capability
   - Presented data at the 2nd International Symposium on tumor targeted delivery systems highlighting advantages of our vitamin mediated targeted delivery approach

*  Acquired the amlexanox patent and trademarks from GlaxoSmithKline
   -  First amlexanox product sales by Access in the fourth quarter

* Strakan launched Zindaclin(R), zinc and clindamycin complex, for the treatment of acne, in the United Kingdom
   - Strakan executed a sub-licensing agreement with Fujisawa, a major dermatology company, to market Zindaclin(R) in continental Europe
   - Received approval in seven additional European Union countries for marketing

*  Advanced the development of our polymer platinate program.
   - Completed the initial Phase I clinical trial for AP5280 polymer platinate
   - Initiated a phase I/II AP5280 polymer platinate study utilizing a weekly dosing schedule to evaluate AP5280 as a single therapy in ovarian cancer patients
   -  Completed the pre-clinical development of AP5346 polymer platinate

*  Initiated a 700 patient phase III OraDisc(TM) study
   -  Completed enrollment in early 2003
   -  Conducted a 100 patient 28-day safety study to support an NDA filing

                                 -More-

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Access Pharmaceuticals, Inc.
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*  Licensed Amlexanox 5% paste to Zambon Group for marketing in Germany,
   France, Italy, Holland, Belgium, Luxembourg, Switzerland, Brazil and
   Columbia

Mr. Gray added, "The achievements of 2002 have positioned the company for significant revenue growth in 2003. Additionally, the advancements in the development of our product candidates have placed us in a position to realize additional near term revenues. Our pre-clinical technologies, vitamin mediated targeted delivery and hydrogel particle aggregates are exciting technologies with the data being generated continuing to show significant promise for the development of platform technologies from which numerous product candidates can be developed."

Access Pharmaceuticals, Inc. is an emerging pharmaceutical company focused on developing both novel low development risk product candidates and technologies with longer-term major product opportunities. Access markets
Aphthasol(R), the only FDA-approved product for the treatment of canker sores, and is developing products for mucositis and other dermatological indications. Access is also developing unique polymer platinates for use in the treatment of cancer and has developed, in conjunction with its partner
Strakan, Ltd., the marketed product Zindaclin(R), which utilizes ResiDerm(R), our topical zinc delivery system that provides rapid delivery and reservoir of a drug in the skin.

This press release contains certain statements that are forward-looking and that involve risks and uncertainties, including but not limited to statements made relating to, the uncertainties associated with research and development activities, clinical trials, our ability to raise capital, the integration of acquired companies and technologies, the timing of and our ability to achieve regulatory approvals, dependence on others to market our licensed products, collaborations, future cash flow, the timing and receipt of licensing and milestone revenues, projected future revenue growth and our ability to generate near term revenues, the future success of the Company's marketed products Aphthasol(R) and products in development including polymer platinate, OraDisc(TM) and our Mucositis technology, our ability to develop products from our platform technologies, our ability to manufacture amlexanox products in commercial quantities, our sales projections and the sales projections of our licensing partners, our ability to achieve licensing milestones and other risks detailed in the Company's
Annual Report on Form 10-K for theyear ended December 31, 2002, and other reports filed by us with the Securities and Exchange Commission.

                                 -More-
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             Access Pharmaceuticals, Inc. and Subsidiaries

                  CONSOLIDATED STATEMENTS OF OPERATIONS
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

                               Three months ended        Twelve months ended
                                   December 31,               December 31,
                             -----------------------  -----------------------
                                 2002         2001         2002        2001
                             -----------  -----------  -----------  -----------
Revenues
License revenues              $  472,000   $   11,000  $   853,000   $  243,000
Product sales                    194,000            -      194,000            -
Research and development               -            -       89,000            -
Royalty income                    11,000            -       11,000            -
                             -----------  -----------  -----------  -----------
Total revenues                   677,000       11,000    1,147,000      243,000

Expenses
Research and development       1,809,000      844,000    7,024,000    4,174,000
Cost of product sales            107,000            -      107,000            -
General and administrative       758,000      603,000    2,277,000    1,959,000
Depreciation and amortization    147,000      114,000      439,000      418,000
                             -----------  -----------  -----------  -----------
Total expenses                 2,821,000    1,561,000    9,847,000    6,551,000
                             -----------  -----------  -----------  -----------

Loss from operations          (2,144,000)  (1,550,000)  (8,700,000)  (6,308,000)

Other income (expense)
Interest and miscellaneous
   income                        121,000      273,000      594,000    1,451,000
Interest expense                (329,000)    (318,000)  (1,278,000)  (1,170,000)
                             -----------  -----------  -----------  -----------
                                (208,000)     (45,000)    (684,000)     281,000
                             -----------  -----------  -----------  -----------

Net loss                     $(2,352,000) $(1,595,000) $(9,384,000) $(6,027,000)
                             ===========  ===========  ===========  ===========

Basic and diluted loss
   per common share               $(0.18)      $(0.12)      $(0.72)      $(0.47)
                             ===========  ===========  ===========  ===========

Weighted average basic
   and diluted common
   shares outstanding         13,159,119   12,863,966   13,104,060   12,856,639
                             ===========  ===========  ===========  ===========




                          BALANCE SHEET DATA
                          ------------------


                                            December 31,  December 31,
                                                2002          2001
                                            ------------  ------------
Cash and cash equivalents                    $ 1,444,000   $ 7,426,000
Short-term investments and
   certificates of deposit                     8,332,000    12,700,000
Accounts receivable and inventory              1,645,000        83,000
Total assets                                  19,487,000    25,487,000
Working capital                                7,594,000    18,519,000
Convertible notes and other obligations       15,006,000    13,998,000
Accumulated deficit                          (47,292,000)  (37,908,000)
Total stockholders equity                        489,000     9,078,000


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